Exhibit 99.1

Media Relations Contact: Brian Ziel (408.658.1540) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL FOURTH QUARTER 2012

AND YEAR-END 2012 FINANCIAL RESULTS

Reports Record Revenue and Profits for Fiscal Year 2012

Increases Quarterly Dividend by 28% to $0.32 per Share

CUPERTINO, CA — July 30, 2012 — Seagate Technology plc (NASDAQ: STX) today reported financial results for the quarter and fiscal year ended June 29, 2012. During the fourth quarter, on a GAAP basis the company reported revenue of approximately $4.5 billion, gross margin of 33.1%, net income of $1.0 billion and diluted earnings per share of $2.37. On a non-GAAP basis, which excludes the net impact of certain items, Seagate reported gross margin of 33.6% and diluted earnings per share of $2.41.

In the June quarter, Seagate generated approximately $1.4 billion in cash from operations, paid cash dividends of $106 million and used approximately $1.2 billion to redeem approximately 45 million ordinary shares. Through the first half of the 2012 calendar year, Seagate has redeemed approximately 88 million ordinary shares, representing approximately 19% of the company’s market capitalization. Cash, cash equivalents, restricted cash, and short-term investments totaled $2.2 billion at the end of the fourth quarter, a sequential increase of approximately $67 million.

For the fiscal year ended June 29, 2012, on a GAAP basis Seagate reported revenue of $14.9 billion, gross margin of 31.4%, net income of $2.9 billion and diluted earnings per share of $6.49. On a non-GAAP basis, the company reported gross margin of 31.7% and diluted earnings per share of $6.75. In fiscal year 2012, Seagate returned over 85% of its operating cash flow to shareholders in the form dividends and share redemptions.

“As we announced previously, we were disappointed not to meet our revenue and margin plan for the fourth quarter as a result of the industry’s faster recovery from the supply chain disruption and an isolated supplier issue that we experienced,” said Steve Luczo, Seagate chairman and chief executive officer. “Nevertheless, we are pleased to have achieved record revenue and unit shipments for the June quarter, which enabled Seagate to continue to return significant value to shareholders through dividends and share repurchases.”

For a detailed reconciliation of GAAP to non-GAAP results, see accompanying financial tables.

Seagate has issued a Supplemental Commentary document. The Supplemental Commentary will not be read during today’s call, but rather it is available in the investors section of seagate.com.

Quarterly Cash Dividend

The Board of Directors has approved a quarterly cash dividend of $0.32 per share, which will be payable on August 29, 2012 to shareholders of record as of the close of business on August 10, 2012. The payment of any future quarterly dividends will be at the discretion of the Board and will be dependent upon Seagate’s financial position, results of operations, available cash, cash flow, capital requirements and other factors deemed relevant by the Board.

Investor Communications

Seagate management will hold a public webcast today at 2:00 p.m. Pacific Time on its Investor Relations website at www.seagate.com/investors. During today’s conference call, the company will provide an outlook for its first fiscal quarter of 2013 and its view of the remainder of the calendar year, including key underlying assumptions. Seagate is planning an investor and analyst meeting on September 21, 2012 to discuss the Company’s longer-term strategic plan.

Replay

A replay will be available beginning today at approximately 6:00 p.m. Pacific Time at www.seagate.com/investors.

About Seagate

Seagate is a world leader in hard disk drives and storage solutions. Learn more at www.seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending September 30, 2012 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, the uncertainty in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses may defer purchases in response to tighter credit and financial news. Such risks and uncertainties also include, but are not limited to, the impact of the variable demand and adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans; and significant disruption to the industry supply chain due to the severe flooding throughout parts of Thailand. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on

Form 10-K and Form 10-K/A as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and August 24, 2011 respectively, and in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on April 30, 2012 which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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SEAGATE TECHNOLOGY PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 29, 2012	July 1, 2011(a)
ASSETS
Current assets:
Cash and cash equivalents	$1,707	$2,677
Short-term investments	411	474
Restricted cash and investments	93	102
Accounts receivable, net	2,319	1,495
Inventories	909	872
Deferred income taxes	104	99
Other current assets	767	706
Total current assets	6,310	6,425
Property, equipment and leasehold improvements, net	2,284	2,245
Goodwill	463	31
Other intangible assets	506	1
Deferred income taxes	396	374
Other assets, net	147	149
Total Assets	$10,106	$9,225
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,286	$2,063
Accrued employee compensation	344	199
Accrued warranty	235	189
Accrued expenses	531	452
Current portion of long-term debt	—	560
Total current liabilities	3,396	3,463
Long-term accrued warranty	128	159
Long-term accrued income taxes	84	67
Other non-current liabilities	138	121
Long-term debt, less current portion	2,863	2,952
Total Liabilities	6,609	6,762

Shareholders’ equity:
Total Shareholders’ Equity	3,497	2,463
Total Liabilities and Shareholders’ Equity	$10,106	$9,225

(a) The information in this column was derived from the Company’s audited Consolidated Balance Sheet as of July 1, 2011.

SEAGATE TECHNOLOGY PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011(a)
Revenue	$4,482	$2,859	$14,939	$10,971

Cost of revenue	2,998	2,308	10,255	8,825
Product development	269	229	1,006	875
Marketing and administrative	140	128	528	445
Amortization of intangibles	18	—	38	2
Restructuring and other, net	—	4	4	18
Total operating expenses	3,425	2,669	11,831	10,165

Income from operations	1,057	190	3,108	806

Interest income	2	1	8	7
Interest expense	(55)	(63)	(241)	(214)
Other, net	9	1	7	(20)
Other expense, net	(44)	(61)	(226)	(227)

Income before income taxes	1,013	129	2,882	579
Provision for income taxes	—	10	20	68
Net income	$1,013	$119	$2,862	$511

Net income per share:
Basic	$2.46	$0.28	$6.72	$1.13
Diluted	2.37	0.27	6.49	1.09
Number of shares used in per share calculations:
Basic	411	427	426	451
Diluted	427	444	441	467

Cash dividends declared per share	$0.25	$0.18	$0.86	$0.18

(a) The information in this column was derived from the Company’s audited Consolidated Statement of Operations for the year ended July 1, 2011.

SEAGATE TECHNOLOGY PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Fiscal Years Ended
	June 29, 2012	July 1, 2011(a)
OPERATING ACTIVITIES
Net income	$2,862	$511
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	814	754
Share-based compensation	51	51
Loss on redemption of debt	17	26
Gain on sale of property and equipment	(25)	(23)
Deferred income taxes	(28)	46
Other non-cash operating activities, net	(5)	15

Changes in operating assets and liabilities:
Accounts receivable, net	(824)	(95)
Inventories	99	(115)
Accounts payable	157	386
Accrued employee compensation	145	(64)
Accrued expenses, income taxes and warranty	54	(28)
Other assets and liabilities	(55)	(200)
Net cash provided by operating activities	3,262	1,264

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(636)	(843)
Proceeds from the sale of property and equipment	20	77
Purchases of short-term investments	(454)	(487)
Sales of short-term investments	397	159
Maturities of short-term investments	119	101
Change in restricted cash and investments	7	14
Cash used in acquisition of Samsung HDD assets and liabilities	(561)	—
Other investing activities, net	(6)	(2)
Net cash used in investing activities	(1,114)	(981)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	1,324
Repayments of long-term debt and capital lease obligations	(670)	(377)
Change in restricted cash and investments	—	2
Proceeds from issuance of ordinary shares under employee stock plans	344	83
Dividends to shareholders	(372)	(74)
Repurchases of ordinary shares	(2,426)	(822)
Other financing activities, net	6	(5)
Net cash (used in) provided by financing activities	(3,118)	131

(Decrease) increase in cash and cash equivalents	(970)	414
Cash and cash equivalents at the beginning of the year	2,677	2,263
Cash and cash equivalents at the end of the year	$1,707	$2,677

(a) The information in this column was derived from the Company’s audited Consolidated Statement of Cash flows for the year ended July 1, 2011.

Use of non-GAAP financial information

To supplement the preliminary financial information presented in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP measures of gross margin which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes non-GAAP results provide useful information to both management and investors as these non-GAAP results exclude certain expenses that the Company believes are not indicative of its core operating results and because it is consistent with the financial models and estimates published by financial analysts who follow the Company.

These non-GAAP results are some of the primary measurements management uses to assess the Company’s performance, allocate resources and plan for future periods. Reported non-GAAP results should only be considered as supplemental to results prepared in accordance with GAAP, and not considered as a substitute for, or superior to, GAAP results. These non-GAAP measures may differ from the non-GAAP measures reported by other companies in the Company’s industry.

SEAGATE TECHNOLOGY PLC

ADJUSTMENTS TO GAAP NET INCOME AND DILUTED NET INCOME PER SHARE

(In millions, except per share amounts)

(Unaudited)

	For the Three Months Ended June 29, 2012	For the Fiscal Year Ended June 29, 2012

GAAP net income	$1,013	$2,862
Non-GAAP adjustments:
Cost of revenue (A)	20	51
Product development (B)	4	30
Marketing and administrative (B)	1	15
Amortization of intangibles (C)	18	38
Restructuring and other, net (C)	—	4
Other expense, net (D)	—	12
Provision for (benefit from) income taxes (E)	(28)	(35)
Non-GAAP net income	$1,028	$2,977

Diluted net income per share:
GAAP	$2.37	$6.49

Non-GAAP	$2.41	$6.75

Shares used in diluted net income per share calculation	427	441

(A)    For the three months ended June 29, 2012, Cost of revenue on a GAAP basis totaled $2,998 million, while non-GAAP Cost of revenue, which excludes the net impact of certain adjustments, was $2,978 million. The non-GAAP adjustments include amortization expense of other intangible assets plus integration costs associated with the December 2011 acquisition of Samsung’s HDD business.

For the fiscal year ended June 29, 2012, Cost of revenue on a GAAP basis totaled $10,255 million, while non-GAAP Cost of revenue, which excludes the net impact of certain adjustments, was $10,204 million. The non-GAAP adjustments include amortization expense of other intangible assets, acquisition and integration costs associated with the acquisition of Samsung’s HDD business and the 2012 voluntary early retirement program (“VERP”) offered by the Company to certain of its employees in the U.S. in January 2012.

(B)    For the three months ended June 29, 2012, Product development and Marketing and administrative expenses have been adjusted on a non-GAAP basis to exclude the net impact of acquisition and integration costs associated with the acquisition of Samsung’s HDD business, and costs associated with our pending acquisition of LaCie S.A.  These exclusions were offset partially by a gain recorded on the sale of a building.

For the fiscal year ended June 29, 2012, Product development and marketing and administrative expenses have been adjusted on a non-GAAP basis to exclude the net impact of acquisition and integration costs associated with the acquisition of Samsung’s HDD business, adjustments to the expected retirement obligations of certain leased and subleased facilities, costs associated with our pending acquisition of LaCie S.A., and costs associated with the accrual of the 2012 VERP.  These were offset partially by the reversal of previously accrued litigation costs and a gain recorded on the sale of a building.

(C)    For the three months and the fiscal year ended June 29, 2012, Amortization of intangibles related to the acquisition of Samsung’s HDD business and Restructuring and other, net, which primarily related to prior year restructuring plans, have been excluded on a non-GAAP basis.

(D)    For the fiscal year ended June 29, 2012, Other expense, net on a GAAP basis was an expense of $226 million, while non-GAAP Other expense, net, which excludes the net impact of certain adjustments, was an expense of $214 million. The non-GAAP adjustments include a loss related to the redemption of our 10% secured notes and a write-down of an equity investment, offset partially by a gain recognized upon sales of certain strategic investments.

(E)     For the three months and the fiscal year ended June 29, 2012, non-GAAP net income excludes discrete tax items related to the release of valuation allowance on U.S. deferred tax assets associated with increases in the Company’s forecasted U.S. taxable income.